Exhibit 23.5

CONSENT

This letter is provided in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Bunker Hill Mining Corp.

I, Scott Wilson, hereby consent to the use of my name, in the Registration Statement, in connection with reference to my involvement in the preparation of the following technical report (the “Technical Report”):

Technical Report and Pre-Feasibility Study for Underground Mining, Milling and Concentration of Lead, Silver and Zinc at the Bunker Hill Mine, November 21, 2022.

and to references to the Technical Report, or portions thereof, in the Registration Statement, and to the inclusion and incorporation by reference of the information derived from the Technical Report in the Registration Statement.

Yours truly,

February 13, 2023